GUARANTEED MINIMUM INCOME BENEFIT RIDER
                       (also known as the Living Benefit)
                                  6% to Age 85

This rider is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your Contract, except as modified below.

In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, you may apply the Annuity Account Value during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under either (i) our Life Annuity payout option or (ii) our Income Manager (Life Annuity with a Period Certain) level payout annuity Contract. Other options may be available at the time of exercise.

The Life Annuity payout option provides fixed annuity payments while the Annuitant is living. Payments end with the last payment made before the Annuitant's death.

[Applicable for Contracts issued in the QP, TSA and IRA markets]
The Income Manager (Life Annuity with a Period Certain) level payment payout annuity Contract provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for Annuitants' age 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis.

[Applicable for Contracts issued in the NQ markets]
The Income Manager (Life Annuity with a Period Certain) level payment payout annuity Contract provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for Annuitants' age 60 through 80; 9 years for age 81; 8 years for age 82; 7 years for ages 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis.

The following paragraphs describe the conditions for exercise of the Guaranteed Minimum Income Benefit (GMIB).

Contracts issued in the Tax Sheltered Annuity and Qualified Plan markets must convert to a traditional IRA Contract to exercise the Guaranteed Minimum Income Benefit.

[Applicable for Annuitant issue ages 20 through 44]
The GMIB is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the 15th or later Contract Date anniversary under this Contract. However, it may not be exercised later than the Annuitant's age 85.

2002GMIB-6%Rollup

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[Applicable for Annuitant issue ages 45 through 49]
The GMIB is available only if it is exercised within 30 days following each Contract Date anniversary on or after the Annuitant's 60th birthday. However, it may not be exercised later than the Annuitant's age 85.

[Applicable for Annuitant issue ages 50 through 75]
The GMIB is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the 10th or later Contract Date anniversary under this Contract. However, it may not be exercised later than the Annuitant's age 85.

On the Transaction Date that you exercise the GMIB, the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.

Guaranteed Minimum Income Benefit Base - On the Contract Date, your 6% Roll up to age 85 GMIB benefit base is equal to your initial Contribution [plus any Credit]. Thereafter, your GMIB benefit base is credited each day with interest at an annual effective rate of 6% (3% for amounts in the [AXA Premier VIP Core Bond Fund, EQ/Alliance Money Market Fund, EQ/Alliance Quality Bond Fund, EQ/J.P. Morgan Core Bond Fund, EQ/Alliance High Yield Fund, Fixed Maturity Options, Guaranteed Interest Account] and the loan reserve account (if applicable) through the Annuitant's age 85 (or the Annuitant's death, if earlier), and 0% thereafter. The Guaranteed Minimum Income Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be 6% and for the Money Market Dollar Cost Averaging Account, if applicable, will be 6%. The GMIB benefit base is also adjusted for any subsequent Contributions, [Credits] and withdrawals.

Effect of Withdrawals
During each Contract Year, the GMIB benefit base will be reduced by withdrawals. The reduction of the GMIB benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is 6% or less of the GMIB benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the GMIB benefit base as of the beginning of the Contract Year, the portion of the withdrawal that exceeds 6% and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the GMIB benefit base. A pro rata reduction is determined as follows:

1) Determine the amount of the withdrawal that exceeds 6% of the GMIB benefit base as of the beginning of the Contract Year;

2) Divide the amount determined in 1) by your Annuity Account Value immediately preceding the withdrawal;

3) Multiply the fraction calculated in 2) by the amount of your GMIB benefit base immediately preceding the withdrawal. This is the amount of the pro rata reduction.

The GMIB benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Owner exercises the GMIB. The amount of the charge is a withdrawal that will reduce the GMIB benefit base as described above.

The GMIB benefit base is applied to guaranteed minimum annuity purchase factors to determine the GMIB. The guaranteed minimum annuity purchase factors are shown in the attached table.

The GMIB benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the GMIB.


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THE COST OF THIS RIDER

The charge for this benefit is [0.35%] of the GMIB benefit base, determined on each Contract Date anniversary and deducted annually on the Processing Date. This charge will be deducted from the Annuity Account Value in the Investment Funds and the Guaranteed Interest Account on a pro rata basis. [If there is insufficient value in the Investment Funds and the Guaranteed Interest Account, all or a portion of the charge will be deducted from the Annuity Account Value in the Fixed Maturity Options in order of the earliest maturity dates.

GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the Contract terminates, when the Contract is continued under the Beneficiary Continuation Option, if applicable, or if this benefit is exercised.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                      /s/ Pauline Sherman
--------------------------                      -------------------
Christopher M. Condron                          Pauline Sherman
Chairman and Chief Executive Officer            Senior Vice President, Secretary
                                                and Associate General Counsel


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                       Guaranteed Minimum Income Benefit
                       Table of Guaranteed Minimum Annuity
                       Purchase Factors
                       For Initial Level Annual Income
                       [Single Life] - [Male]
                       Purchase Factors


     Election Age       Life Annuity with a Period Certain     Life Annuity
     ------------      ------------------------------------    ------------

                                      NQ/[IRA]
          60                           4.94                         5.15%
          61                           5.02                         5.26
          62                           5.11                         5.38
          63                           5.20                         5.51
          64                           5.30                         5.64
          65                           5.40                         5.79
          66                           5.50                         5.94
          67                           5.60                         6.10
          68                           5.70                         6.27
          69                           5.81                         6.45
          70                           5.91                         6.64
          71                           6.02                         6.84
          72                           6.12                         7.06
          73                           6.21                         7.28
          74                           6.31                         7.51
          75                           6.40                         7.76
          76                        6.50/6.69                       8.03
          77                        6.59/7.01                       8.31
          78                        6.66/7.38                       8.61
          79                        6.74/7.53                       8.93
          80                        6.81/7.67                       9.27
          81                        7.16/7.81                       9.64
          82                        7.57/7.93                      10.02
          83                           8.05                        10.43
          84                           8.60                        10.87
          85                           9.25                        11.34

Other forms of annuities may be available.